SAM KAN & COMPANY

1251 Harbor Bay Pkwy., Suite 101
Alameda, CA 94502

Phone: 510.517.7875
Fax: 866.848.1224

http://www.skancpa.com

SK & CO
Sam Kan & Company
Certified Public Accountant

We consent to the inclusion in the Current Report on Form 10-K of Bio-Carbon Solutions International, Inc (formerly known as Elemental Protective Coatings Corp.) of our report dated April 14, 2011 with respect to the balance sheets as of December 31, 2010 and December 31, 2009, and the related statements of operations, stockholders' (deficit) equity, and cash flows for the period from inception on January 17, 2007 through December 31, 2010 of the Company included in this Current Report (Form 10-K) for the period from the date of inception on January 17, 2007 through December 31, 2010.



Sam Kan & Company

Alameda, CA

City, State

April 14, 2011

Date